Exhibit 99.1

THE HOWARD HUGHES CORPORATION® ANNOUNCES APPOINTMENT OF
LINDA FOGGIE TO BOARD OF DIRECTORS

HOUSTON, TX (June 8, 2022) - The Howard Hughes Corporation® (NYSE: HHC) announced today the appointment of Linda Foggie to its Board of Directors, effective June 8, 2022. Ms. Foggie, a licensed architect with over 20 years of commercial real estate experience, is the Managing Director, Global Head of Real Estate Operations for Citi Realty Services. She oversees the operations of Citi’s global portfolio of occupied real estate, which spans across over 90 countries. She is responsible for all design and construction, facilities management, workplace experience, sustainability, data centers, and operational governance.

“Linda’s foundation in architecture and design and her role as an advocate for sustainability practices and technology innovations make her an ideal addition to our board,” said William Ackman, Chairman of the Board of The Howard Hughes Corporation. “We are delighted to welcome her to Howard Hughes.”

Prior to joining Citi in 2021, Ms. Foggie served at Turner & Townsend as the Executive Vice President, Head of the East USA and Americas Head of Corporate Occupier. Specializing in managing complex building, engineering, and real estate projects across the company’s global portfolio, she also served on the board of directors and drove numerous DEI initiatives across the organization. She previously served as Vice President at Wells Fargo, where she led design and construction for a significant portion of the company’s national portfolio.

“Linda’s experience creating spaces that define and deliver the best customer experience, along with her focus on the future of work—both the physical environment and the human experience—will help propel HHC as we build the communities where people want to work and live,” said David R. O’Reilly, Chief Executive Officer of The Howard Hughes Corporation.

Ms. Foggie is a graduate of the School of Architecture at Philadelphia University, holds a Graduate Certificate of Real Estate Development from Massachusetts Institute of Technology, and is an Executive MBA candidate at Columbia University.

Ms. Foggie serves on the Board of Directors of CREW NY, ACE Mentors, and NEW (Non-traditional Employment for Women), and has served previously on the boards of the YMCA of Greater NY, and Boy Scouts of America. Ms. Foggie has won numerous industry awards for her leadership and advocacy and been honored for her philanthropic efforts by organizations including the Multiple Sclerosis Society.

About The Howard Hughes Corporation®

The Howard Hughes Corporation owns, manages, and develops commercial, residential, and mixed-use real estate throughout the U.S. Its award-winning assets include the country’s preeminent portfolio of master planned communities, as well as operating properties and development opportunities including: the Seaport in New York City; Downtown Columbia®, Maryland; The Woodlands®, The Woodlands Hills®, and Bridgeland® in the Greater Houston, Texas area; Summerlin®, Las Vegas; Ward Village® in Honolulu, Hawaiʻi; and Douglas Ranch in Phoenix, Arizona. The Howard Hughes Corporation’s portfolio is strategically positioned to meet and accelerate development based on market demand, resulting in one of the strongest real estate platforms in the country. Dedicated to innovative placemaking, the company is recognized for its ongoing commitment to design excellence and to the cultural life of its communities. The Howard Hughes Corporation is traded on the New York Stock Exchange as HHC. For additional information, visit www.howardhughes.com.

###

Contacts:

The Howard Hughes Corporation
Cristina Carlson, 646-822-6910
Senior Vice President, Head of Corporate Communications
cristina.carlson@howardhughes.com

For HHC Investor Relations
John Saxon, 281-929-7808
Chief of Staff
john.saxon@howardhughes.com

Carlos Olea, 281-475-2143
Chief Financial Officer
carlos.olea@howardhughes.com